Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made by and between Evan B. Meyer (“Meyer”) and Truett-Hurst, Inc., including its predecessors, successors, affiliates, parents, subsidiaries, and related entities (the “Company”) (collectively, with Meyer, the “Parties”).

WHEREAS, the Company has decided to terminate Meyer from his employment with the Company and his position as Chief Financial Officer; and

WHEREAS, the Company and Meyer wish to set out the terms by which Meyer will separate from his employment with the Company;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the adequacy of which is hereby acknowledged, the Company and Meyer, intending to be legally bound, agree as follows.

1.EFFECTIVE DATE.  This Agreement shall become effective on the eighth day after Meyer delivers to the Company this Agreement signed by Employee (the “Effective Date”), provided that Employee signs and returns this Agreement to the Company (to the attention of Phil Hurst, the Company’s President and Chief Executive Officer) by no later than 5:00 pm on April 18, 2018.

2.SEPARATION OF EMPLOYMENT.  The Parties agree that Meyer’s employment with the Company will terminate, effective as of March 30, 2018 (the “Separation Date”).  Meyer hereby acknowledges and agrees that he will take all actions that are reasonably necessary to confirm his termination of employment and that he is no longer an officer, director, employee or authorized signatory of the Company or any of its parent, subsidiary or affiliated entities.

3.SEVERANCE BENEFITS.  On or before the Separation Date, the Company shall cause to be paid to Meyer a lump sum amount that will include all earned but unpaid base salary, as well as all accrued but unused paid time off ("PTO") earned through the Separation Date (which Meyer acknowledges is 25.91 hours of PTO), less applicable withholdings and authorized deductions.  In addition, provided that Meyer timely signs and returns this Agreement, does not revoke it pursuant to Section 7(d) below, and complies with its terms, the Company will provide Meyer the following severance benefits (collectively, the “Severance Benefits”):

(a)The Company will cause to be paid to Meyer an amount equal to $144,500.00 (the “Severance Payment”) (which represents six months of Meyer’s base salary), less standard withholdings and authorized deductions, in two equal installments with the first installment paid on or before April 16, 2018 and the second installment paid on or before May 31, 2018.

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(b)The unvested portion of all awards of the Company’s restricted stock units (“RSUs”) previously granted to Meyer by the Company that are outstanding on the Separation Date shall become immediately vested as of the Separation Date, with the number of shares payable with respect to such vested units to be reduced by the appropriate number of shares to satisfy the Company’s tax withholding obligations in accordance with the agreements governing such units. The Company and Meyer acknowledge and agree that the RSU grants previously awarded to Meyer by the Company are as follows:  (i) an award of 10,000 RSUs awarded to Meyer on or about October 30, 2017 that was issued in accordance with the terms and conditions of a Restricted Stock Unit Agreement entered into by the Company and Meyer (the “First RSU Agreement”) and the Company’s 2012 Stock Incentive Plan (the “Plan”); and (ii) an award of 50,000 RSUs awarded to Meyer on or about October 30, 2017 that was issued in accordance with the terms and conditions of a Restricted Stock Unit Agreement entered into by the Company and Meyer (the “Second RSU Agreement” and, collectively with the First RSU Agreement, the “RSU Agreements”) and the Plan.   The vesting conditions of the RSU Agreements are hereby amended by this Section 3(b).

(c)The unvested portion of all stock option grants with respect to the Company’s common stock previously granted to Meyer by the Company that are outstanding and unvested on the Separation Date shall become immediately vested as of the Separation Date.  The Company and Meyer acknowledge and agree that the stock options previously awarded to Meyer by the Company are as follows: (i) an option to purchase 70,000 shares of the Company’s common stock at a price of $1.64 per share in accordance with the terms and conditions of a Stock Option Agreement, dated October 26, 2016, between the Company and Meyer (the “First Stock Option Agreement”) and the Plan; and (ii) an option to purchase 50,000 shares of the Company’s common stock at a price of $2.08 per share in accordance with the terms and conditions of a Stock Option Agreement, dated July 1, 2017, between the Company and Meyer (the “Second Stock Option Agreement” and, collectively with the First Stock Option Agreement, the “Option Agreements”) and the Plan.  The vesting conditions of the Option Agreements are hereby amended by this Section 3(c).  The vested options shall remain exercisable following the Separation Date for the post-termination exercise period provided in the applicable Option Agreement.

(d)The Company will pay for the premiums necessary for Meyer to continue coverage for himself and his eligible dependents under the Company’s group medical, dental and vision insurance plans for a period commencing on April 1, 2018 and ending on the earlier to occur of (i) September 30, 2018 and (ii) the date Meyer becomes eligible for healthcare coverage from a subsequent employer.  Meyer acknowledges and agrees that he will promptly notify the Company (to the attention of Phil Hurst) in writing when Meyer becomes eligible for healthcare coverage from a subsequent employer.

Meyer acknowledges and agrees that the Severance Benefits constitute payments and benefits that Meyer would not otherwise be entitled to receive without entering into this Agreement and constitute adequate consideration for the releases, covenants, terms and conditions contained in this Agreement.  Meyer further acknowledges and agrees that the Severance Payment is due solely from the Company and that Insperity (as defined below)

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has no obligation to Meyer to pay the Severance Payment even though such payment may be processed through Insperity.

4.NO REMUNERATION DUE.  Except for the payments provided for in Paragraph 3, Meyer acknowledges and agrees that he is entitled to no other compensation, payments, or benefits from the Company of any kind or nature whatsoever, including, without limitation, salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, expense reimbursement, medical benefits, or any other allowance for services rendered prior to the Separation Date.  In addition, Meyer acknowledges and agrees that each of his stock options granted by the Company, to the extent outstanding and vested on the Separation Date, will remain exercisable for the period specified in the applicable stock option agreements (and will terminate at the end of such period to the extent not exercised).

5.HEALTH INSURANCE.  As of April 1, 2018, Meyer shall have the option to convert and continue coverage for Meyer and his eligible dependents under the Company’s group health and dental insurance plans, as may be required or authorized by law under COBRA or Cal-COBRA.  Meyer further acknowledges that he must make a timely election to continue such coverage for COBRA or Cal-COBRA benefits and shall be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable, except as provided for above in Section 3(d).

6.RELEASE OF CLAIMS.  Except for those obligations created by or arising out of this Agreement, in consideration of the covenants undertaken herein by the Company, including, without limitation, the Company’s undertakings in Paragraphs 3(a), 3(b), 3(c) and 3(d) of this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, Meyer hereby releases, discharges, and covenants not to sue the Company or Insperity, Inc. (including , including the Company’s predecessors, parent, subsidiaries, affiliates, and related entities (collectively, “Insperity”), and each of its and their respective past and present employees, directors, officers, attorneys, representatives, insurers, shareholders, agents, successors, and assigns, (individually and collectively the “Releasees”) from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, suspected or unsuspected, from the beginning of time through the date of this Agreement (collectively, "Claims").  The parties intend Meyer’s release to be general and comprehensive in nature and to release all Claims and potential Claims against the Releasees to the maximum extent permitted at law.  Claims being released include specifically, by way of description, but not by way of limitation, (a) any and all Claims arising out of or in any way related to  any interactions between Meyer and the Releasees; (b) any and all Claims relating to or arising out of Meyer’s employment with the Company and/or his separation of employment from the Company and/or any of its parent, subsidiary or affiliated entities; (c) any and all Claims for any wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits arising out of Meyer’s employment with the Company; (d) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to claims arising of the Company’s offer letter to Meyer that he signed on or about September 26, 2016 (the “Offer Letter”); breach of covenant of good faith and fair dealing, both express and implied; promissory

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estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (e) any violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (f) any right to recover attorneys' fees, costs and/or penalties; and (g) any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the time and date that Meyer signs this Agreement; provided, however, that this Agreement is not intended to nor does it release or waive (i) claims relating to the validity of this Agreement; (ii) claims by either Party to enforce this Agreement; (iii) any rights to payment of benefits that Meyer may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (iv) claims that Meyer is entitled to pursue as a shareholder of the Company; (v) claims to enforce the obligation of the Company or its insurers to advance costs and expenses and indemnify Meyer to the fullest extent permitted by law with respect to Meyer’s actions and omissions as an employee, officer and director of the Company; and (vi) any claim which cannot be waived or released as a matter of applicable law.  Meyer acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this release.  Nevertheless, Meyer hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

7.ADEA WAIVER.  Meyer expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (the "ADEA"), which have arisen on or before the date of execution of this Agreement.  Meyer also expressly acknowledges and agrees that: (a) in return for this Agreement, Meyer will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement; (b) he is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and has in fact so consulted; (c) when given a copy of this Agreement, Meyer was informed that he had twenty-one (21) days within which to consider it and that any changes to the Agreement, whether material or immaterial, will not renew, extend or modify the 21-day period to consider this Agreement; (d) Meyer was informed that he has seven (7) days following the date he executes the Agreement in which to revoke it and that any such revocation must be delivered to the Company to the attention of the Company's Chief Executive Officer, Phil Hurst; and (e) nothing in this Agreement prevents or precludes Meyer from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  Meyer further understands, agrees, and represents that if he elects to execute this Agreement before the twenty-one (21) day reflection period expires, he does so voluntarily after consultation with counsel, and that this Agreement shall not become effective until the seven day revocation period has expired.

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In the event that Meyer exercises his right to revoke this Agreement, it will be null and void and neither the Company nor Meyer will have any rights or obligations under this Agreement.

8.SECTION 1542 WAIVER.  Meyer acknowledges and agrees that, by signing this Agreement, he intends for the general release of claims in Section 6 above to extend to each and every claim, demand and cause of action hereinabove specified, including but not limited to claims that are unknown or unsuspected by Meyer.  In so doing, Meyer expressly acknowledges and agrees that he is knowingly waiving rights he may have under any applicable state, federal or local law that restricts the right of a person to waive unknown or unsuspected claims, including but not to California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9.NO CLAIMS FILED OR ASSIGNED.  Meyer represents and warrants that he has not filed any complaints, charges, lawsuits, or other legal actions with any court or government agency against the Company or otherwise relating to any claims being released by him in Paragraphs 6, 7, and/or 8 of this Agreement.  Meyer further represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter.  Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to and shall not prevent, limit or discourage Meyer from filing a claim or charge with, or initiating or participating in an investigation by or a proceeding before, any federal, state or local governmental agency, including any federal, state or local fair employment practices agency, criminal law enforcement authorities, the U.S. Securities and Exchange Commission or any other federal, state or local agency charged with the enforcement of any laws or regulations, or any self-regulatory organization, including by providing documents or any other information.

10.CONFIDENTIALITY OF AGREEMENT.  The Parties understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

11.TRANSITION SERVICES.  During the two month period following the Effective Date, Meyer acknowledges and agrees that he will assist in the transition of his duties in an amount not to exceed eight (8) hours in any week as may be requested by the Company’s Chief Executive Officer.  Unless specifically requested by the Company’s Chief Executive Officer, Meyer shall not perform any such services from the Company’s offices and may perform such services remotely by email and/or telephone.  The exclusive consideration for the foregoing transition services shall be the compensation set forth above in Section 3.

12.LITIGATION/AUDIT COOPERATION.  Following the Separation Date, Meyer shall reasonably cooperate with the Company or any of its parent, subsidiaries or affiliates (“Company Group”) in connection with: (a) any actual or threatened internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company or any member of the Company Group with respect to matters relating to Meyer’s employment

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with the Company or any member of the Company Group (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any member of the Company Group with respect to the period of time when Meyer was employed by any member of the Company Group (“Audit”).  Meyer acknowledges that such cooperation may include, but shall not be limited to, Meyer making himself available to the Company or any other member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; and (iv) providing information to the auditors of the Company or any member of the Company Group, in a form and within a time frame requested by the Board, with respect to the Company or any member of the Company Group’s opening balance sheet valuation of intangibles and financial statements for the period in which Meyer was employed by the Company or any member of the Company Group.  In addition, if Employee receives notice from a third party (excluding government entities) that Meyer is required to provide testimony or documents, Meyer will provide the Company with written notice of the request as promptly as practicable, unless prohibited by applicable law, and thereafter Meyer shall cooperate with the Company in responding (if necessary) to such request.

13.RETURN OF PROPERTY.  Upon the Separation Date, (a) Meyer shall promptly return all Company property, including but not limited to any keys, card keys, computers, phones, tablets, electronic storage devices, computer and/or phone equipment, and any other property issued to Meyer by the Company or obtained by Meyer from the Company and (b) Meyer shall return -- and not retained copies of—any and all documents that contain Company Confidential Information (as defined below in Section 14), including but not limited to any documents stored electronically on any computer, email account, mobile phone, tablet, electronic storage device, or cloud computing software (such as Dropbox or Google Drive), as well any emails, instant messages, Excel spreadsheets, PowerPoint presentations, or other documents or correspondence that contain Company Confidential Information.

14.CONFIDENTIAL INFORMATION.  Following the Separation Date, Meyer shall not use or disclose any Company Confidential Information without the advance written consent of an authorized officer of the Company.  For purposes of this Agreement, "Company Confidential Information" means any confidential, proprietary or trade secret information of the Company, as well as any confidential, proprietary or trade secret information of any of the Company's actual or prospective customers, vendors, partners or shareholders that Meyer received in connection with Meyer's employment with the Company and to which the Company owes an obligation to keep such information confidential.  Without limiting the foregoing, "Company Confidential Information" includes but is not limited to information that is not generally known to the public and that is or was used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Meyer or to which Meyer gained access while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, (iii) revenues, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods,

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(xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and customer or client lists), (xiii) customer preferences and contact information, (xiv) the personnel information of other employees (including, but not limited to, skills, performance, discipline, and compensation), (xv) copyrightable works, (xvi) all production methods, processes, technology and trade secrets, and (xvii) all similar and related information in whatever form.    Meyer understands that, consistent with the Defend Trade Secrets Act of 2016, nothing in this Agreement is intended to limit Meyer's right (i) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (ii) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Meyer does not otherwise disclose such trade secrets, except pursuant to court order..

15.NON-SOLICITATION.  For a period of twelve (12) months following the Separation Date, Employee will not, directly or indirectly, (a) solicit, encourage, or induce any employee or independent contractor of the Company (or any of its parent, subsidiaries or affiliates) to terminate his or her employment or independent contractor relationship with the Company (or any of its parent, subsidiaries or affiliates) or (ii) solicit, encourage or induce any employee or independent contractor of the Company (or any of its parent, subsidiaries or affiliates) (including any such individual’s employment or consulting relationship ended within the six (6) months preceding such solicitation) to become employed or engaged by any other person or entity.  Employee acknowledges and agrees that the covenants in this Section 15 are reasonable and necessary to protect the Company’s confidential information and trade secrets, goodwill, and stable workforce.

16.NON-DISPARAGEMENT.  Following the Separation Date, Employee shall not make any oral or written statement that disparages or criticizes the Company or its parent, subsidiary or affiliated entities (“Affiliates”), or any of their respective officers, directors, employees, products or services.   Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Employee from providing truthful testimony in response to any court or arbitral order, subpoena, or government investigation or from providing truthful information to any governmental, regulatory or administrative agency.

17.INJUNCTIVE RELIEF.  Employee agrees that it would be difficult or impossible to measure the damage to the Company from any breach by Employee of the covenants set forth in Sections 13, 14, 15 or 16 of this Agreement; that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach, and that such breach would cause irreparable harm to the Company.  Employee agrees that in the event of a breach of the terms of any such Section, the Company will be entitled to injunctive relief (including a temporary restraining order, preliminary injunction or permanent injunction) or other appropriate equitable relief to restrain any such breach, in addition to and without limitation upon all other remedies available to the Company for such breach.

18.INTEGRATED AGREEMENT.  Except for the RSU Agreements and the Option Agreements (as amended herein in Section 3), this Agreement constitutes and contains the entire agreement and understanding between Meyer and the Company concerning the subject

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matter herein, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the same.  This is an integrated document.

19.NO ADMISSIONS.  The parties understand and agree that while this Agreement resolves all issues between Meyer and the Company, it does not constitute an admission by the Company of any violation of federal, state or local law, ordinance, or regulation, or of any violation of the Company’s policies or procedures, or of any liability or wrongdoing whatsoever.  Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company.

20.COUNTERPARTS.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding Agreement on the part of each of the undersigned.  Either party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party.  Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).

21.SEVERABILITY.  If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.

22.DRAFTING.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

23.GOVERNING LAW.  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of California, without regard to principles of conflict of laws, and the parties hereby consent to personal jurisdiction and proper venue in the Superior Court of the State of California, County of San Francisco, for purposes of enforcing or interpreting this Agreement.  In a suit brought by either party to enforce this Agreement, the prevailing party will be entitled to the award of  reasonable attorneys’ fees expended to enforce this Agreement.

24.MODIFICATION.  This Agreement cannot be modified except in writing signed by Meyer and an authorized officer of the Company.

25.SECTION 409A.  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Meyer to payment of any additional tax, penalty or interest imposed under Section 409A.  The provisions of this Agreement shall be construed and interpreted consistent with that intent.  Without limiting the generality of the foregoing, to the extent necessary to comply with Internal Revenue Code Section 409A, any payment to which Meyer becomes entitled under this Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A and is (i) payable upon

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Meyer’s termination; (ii) at a time when Meyer is a “specified employee” as defined by 409A shall not be made until the earlier of (a) the expiration of the six month period (the “Deferral Period”) measured from the date of Meyer’s “separation from service”; or (b) the date of Meyer’s death. Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Meyer or, if applicable, his beneficiary.  For purposes of this Section, amounts that constitute “separation pay” in accordance with Internal Revenue Code Regulations Section 1.409A-1(b)(9)(iii) shall not be subject to the Deferral Period. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A.  Meyer represents and warrants that he has consulted with his own tax advisors and counsel in connection with this Agreement and is not relying on the Company, the Company’s counsel, or any Releasee for tax advice as to the matters covered by this Agreement, including by way of example but not of limitation the payments set out in Paragraph 3.

26.VOLUNTARY AND KNOWING AGREEMENT.  By their authorized signatures below, Meyer and the Company certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

27.NOTICES. Any written notice to the Parties required under this Agreement should be mailed to the following:

To Meyer:	Evan B. Meyer

To the Company:	Truett-Hurst, Inc.
5610 Dry Creek Road
Healdsburg, California 95448
Attention: President, Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

/s/ Evan B. Meyer	3/29/2018
By: Evan B. Meyer	Date

/s/ Phil Hurst	3/29/2018
By: Phil Hurst	Date
Chief Executive Officer
Truett-Hurst, Inc.

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